Exhibit 10.8

AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is made the 3rd day of November, 2006, by and between ENCORE MEDICAL CORPORATION, a Delaware corporation, with its principal office located at 9800 Metric Boulevard, Austin, Texas 78758 (the “Company”) and PAUL D. CHAPMAN, an individual residing at 1006 Hanover Street, Chattanooga, TN 37405 (the “Employee”).

WHEREAS, the Employee and the Company entered into an Employment Agreement dated February 8, 2002 (the “Agreement”), which was to end on December 31, 2003, and on November 15, 2003 executed an Amendment to extend the term of the Agreement to December 31, 2006 (together, the “initial term”); and

WHEREAS, the Employee and the Company desire to amend the Agreement to: (i) extend the initial term of the Agreement, (ii) provide that the Agreement shall automatically renew for successive one-year periods after the expiration of the initial term, unless notice of non-renewal is provided, (iii) provide for an annual increase of at least five percent (5%) in the Employee’s base salary, (iv) describe certain bonus and equity awards to be provided to the Employee, (v) set forth certain benefits provided to the Employee upon termination of employment with the Company, and (vi) add certain additional provisions, all to the benefit of the Employee; and

WHEREAS, the Employee and the Company agree and acknowledge that neither this Amendment, its implementation or the operation thereof will constitute “Good Reason” within the meaning of, or otherwise result in any right to payments to Employee under that certain Change of Control Severance Agreement dated May 27, 2005 between the Employee and the Company (the “Severance Agreement”); and

WHEREAS, the Employee and the Company desire to memorialize in this Amendment their agreements regarding such changes to the Agreement; and

WHEREAS, pursuant to Section 4.7 of the Agreement, the Agreement may be amended or modified in writing by the parties; and

WHEREAS, the recitals set forth above are hereby incorporated into and made a part of this Amendment.

NOW, THEREFORE, in consideration of the premises and other mutual promises and covenants contained in this Amendment and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties, intending to be legally bound, hereby amend the Agreement as follows:

1.                                       Section 1.1 (Employment Term) is amended and restated in its entirety to read as follows:

1.1                                 Employment Term. The Company hereby employs the Employee for a primary term commencing on the date set forth above and, subject to earlier termination as provided in Section 1.5 hereof, ending December 31, 2009 (the “Initial Term”); provided that the term will be renewed for successive one-year periods (each, a “Renewal Term” and together with the Initial Term, the “Employment Term”) unless either party gives written notice to the other of its intent not to renew at least one hundred eighty (180) days prior to the expiration of the Initial Term or Renewal Term then in effect, as applicable, on the terms and subject to the conditions set forth in this Agreement. Employee agrees to accept such employment and to perform the services specified herein, all upon the terms and conditions hereinafter stated.

2.                                       The second sentence of Section 1.4.1 (Salary) shall be replaced with the following:

The Base Salary shall be subject to review on no less than an annual basis and, for reviews occurring on or after November 3, 2006, Employee shall be entitled to at least a five percent (5%) increase in Employee’s Base Salary on each annual review.

3.                                       Section 1.4 (Compensation) is amended by adding the following sections at the end thereof:

1.4.3                        Bonus.  With respect to each calendar year during the Employment Term beginning in 2007, Employee shall be eligible to earn (i) an annual bonus award (an “Annual Bonus”) targeted at sixty-seven percent (67%) of Employee’s Base Salary (the “Annual Bonus Opportunity”), based only upon the achievement of objective performance targets of the Company established by the Company and contingent upon Employee’s continued employment through the specified payment date, and (ii) a supplemental bonus award (a “Supplemental Bonus”) targeted at one hundred percent (100%) of Employee’s Base Salary (the “Supplemental Bonus Opportunity”), based only upon the achievement of objective stretch incentive targets of the Company established by the Company, and contingent upon Employee’s continued employment with the Company through the specified payment date. The Annual Bonus and Supplemental Bonus shall be paid no later than two and one-half (2½) months following the end of the calendar year to which such bonuses relate.

1.4.4                        Equity Awards. On the closing date of the merger of the Company with Grand Slam Acquisition Corp. pursuant to that certain Merger Agreement dated June 30, 2006 by and among the Company, Grand Slam Holdings LLC and Merger Sub, the Company shall grant Employee an amount of stock options to purchase common stock of the Company (the “Initial Stock Option Grant”) under the Encore Medical Corporation 2006 Stock Incentive Plan (the “Stock Plan”) as may be adopted on such date. The amount of such stock options shall be determined by the Chief Executive Officer of the Company in his reasonable discretion. The terms and conditions of such stock option grants shall be as set forth in the Stock Plan and such time-based and performance-based stock option award agreements as are set forth for other senior executives of the Company.

4.                                       Section 1.5 (Termination) is amended and restated in its entirety to read as follows:

1.5                                 Termination

The Employment Term and Employee’s employment hereunder may be terminated by either party at any time and for any reason; provided that each party will be required to give the other party at least thirty (30) days advance written notice of any such termination.  Notwithstanding any other provision of this Agreement, the provisions of this Section 1.5 and the stock option award agreements shall exclusively govern Employee’s rights upon termination of employment with the Company and its affiliates.

1.5.1                        By the Company For Cause or By Employee Resignation Without Good Reason.

(a)                                  The Employment Term and Employee’s employment hereunder may be terminated by the Company for Cause (as defined in Section 1.5.1(b) below) and shall terminate automatically upon Employee’s resignation without Good Reason (as defined in Section 1.5.3(b) below).

(b)                                 For purposes of this Agreement, “Cause” shall mean (i) Employee’s willful and continued failure to substantially perform Employee’s duties hereunder (other than any such failure resulting from Employee’s Disability or any such failure subsequent to Employee being delivered notice of the Company’s intent to terminate Employee’s employment without Cause or delivering to the Company a notice of Employee’s intent to terminate for Good Reason) following written notice by the Company to Employee which specifically identifies such failure and Employee not curing such failure within thirty (30) days following receipt of such notice (for the avoidance of doubt, unsatisfactory performance by the Employee of his duties shall not be deemed to be a failure to substantially perform), (ii) conviction of, or a plea of nolo contendere to, (x) a felony (other than traffic-related) under the laws of the United States or any state thereof or any similar criminal act in a jurisdiction outside the United States or (y) a crime involving moral turpitude that could be injurious to the Company or its reputation, (iii) Employee’s willful malfeasance or willful misconduct which is materially and demonstrably injurious to the Company, (iv) any act of fraud by Employee in the performance of Employee’s duties hereunder, or (v) Employee’s material breach of the provisions of Articles 2 and 3 of this Agreement. For purpose of the definition of Cause set forth above, no act or failure to act shall be considered “willful” unless done or omitted to be done by Employee in bad faith or without reasonable belief that Employee’s action was in the best interests of the Company and its affiliates. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the board of directors of the Company (the “Board”) shall be conclusively presumed to be done, or omitted to be done, by Employee in good faith and in the best interests of the Company.

(c)                                  If Employee’s employment is terminated by the Company for Cause, or if Employee resigns without Good Reason, Employee (or his dependents or beneficiaries, as applicable) shall be entitled to receive:

(i)                                     the Base Salary through the date of termination in a lump sum payment, to be paid on the tenth (10th) business day following such termination;

(ii)                                  reimbursement for any unreimbursed business expenses properly incurred by Employee in accordance with Company policy prior to the date of Employee’s termination in a lump sum payment, to be paid on the tenth (10th) business day following such termination;

(iii)                               any earned but unpaid Annual Bonus and Supplemental Bonus with respect to the most recently completed calendar year prior to the date on which such termination occurs, in each case, to be paid no later than two and one-half (2½) months following the end of such calendar year;

(iv)                              any accrued and unused vacation pay in a lump sum payment, to be paid on the tenth (10th) business day following such termination; and

(v)                                 such employee benefits, if any, as to which Employee (or his dependents or beneficiaries, as applicable) may be entitled under the employee benefit plans of the Company or its affiliates pursuant to the terms of such plans (the amounts described in clauses (i) through (v) above being referred to as the “Accrued Rights”).

Following such termination of Employee’s employment by the Company for Cause or resignation by Employee without Good Reason, except as set forth in this Section 1.5.1(c) and any stock option award agreements or otherwise required by law,

Employee shall have no further rights to any compensation or any other benefits under this Agreement.

1.5.2                        Disability or Death.

(a)                                  The Employment Term and Employee’s employment hereunder shall terminate upon Employee’s death and may be terminated by the Company if Employee becomes physically or mentally incapacitated and is therefore unable for a period of six (6) consecutive months or for an aggregate of nine (9) months in any eighteen (18) consecutive month period to perform Employee’s duties with reasonable accommodation (such incapacity is hereinafter referred to as “Disability”).

(b)                                 Upon termination of Employee’s employment hereunder for either Disability or death, Employee or Employee’s estate, dependents or beneficiaries, as applicable, shall be entitled to receive the Accrued Rights.

Following Employee’s termination of employment due to death or Disability, except as set forth in this Section 1.5.2(b) and any stock option award agreements or otherwise required by law, Employee shall have no further rights to any compensation or any other benefits under this Agreement.

1.5.3                        By the Company Without Cause or Resignation by Employee for Good Reason.

(a)                                  The Employment Term and Employee’s employment hereunder may be terminated by the Company without Cause or by Employee’s resignation for Good Reason. Notwithstanding anything to the contrary herein, written notice of intent not to renew or any failure to renew the Initial Term or any Renewal Term shall not constitute either a termination by the Company without Cause or a basis for the Employee to terminate for Good Reason.

(b)                                 For purposes of this Agreement, “Good Reason” shall mean (i) any reduction in Employee’s Base Salary, Annual Bonus Opportunity, Supplemental Bonus Opportunity or any material employee benefits, (ii) any substantial diminution in Employee’s position or duties, adverse change in reporting lines or assignment of duties materially inconsistent with Employee’s position (other than in connection with an increase in responsibility or a promotion), including but not limited to no longer reporting to the Chief Executive Officer of the Company, its successor or its ultimate parent company in connection with a corporate transaction, (iii) a failure on the part of the Company to grant or cause to be granted to Employee any of the Equity Awards set forth in Section 1.4.4 herein, (iv) any material failure on the part of the Company to comply with and satisfy the terms of Sections 1.4.1, 1.4.2, and 1.4.3 of this Agreement, or (v) the Company requiring the Employee to be based at any office location other than the Company’s offices in the Chattanooga, Tennessee SMSA, except for travel reasonably required in the performance of the Employee’s responsibilities; provided that the events described in (i), (ii), (iii), (iv) or (v) above shall constitute Good Reason only if the Company fails to cure such event within thirty (30) days after receipt from Employee of written notice of the event which constitutes Good Reason.

(c)                                  If Employee’s employment is terminated by the Company without Cause (other than by reason of death or Disability) or if Employee resigns for Good Reason, Employee (or his dependents or beneficiaries, as applicable) shall be entitled to receive:

(i)                                     the Accrued Rights; provided, that, for purposes of this subparagraph 1.5.3(c)(i), the Accrued Rights shall be deemed to include the amount set forth in subparagraph 1.5.1(c)(iii) if the Employee remained employed by the Company for the entire calendar year for which the bonus amounts were applicable, regardless of whether the amount was “earned” pursuant to the Annual Bonus Plan;

(ii)                                  a lump sum, to be paid on the tenth (10th) business day after such termination, equal to the sum of: (i) the most recent Annual Bonus, if any, awarded to Employee, or, if such termination occurs in 2006 or 2007, then the Annual Bonus Opportunity and (ii) the most recent Supplemental Bonus, if any, awarded to Employee, or, if such termination occurs in 2006 or 2007, then the Supplemental Bonus Opportunity; and

(iii)                               subject to Employee’s continued compliance with the provisions of Articles 2 and 3 herein, continued payment of the Base Salary, payable in regular installments in accordance with the Company’s usual payment practices, until twelve (12) months after the date of such termination; provided, that the aggregate amount described in clauses (ii) and (iii) shall be reduced by the present value of any other cash severance payable to Employee under any other plans, programs or arrangements of the Company or its affiliates other than the Severance Agreement; provided, further that the amounts described in clauses (ii) and (iii) shall be considered “similar payments” to those described in Sections 2(b)(i) and (ii) of the Severance Agreement, for the purpose of avoiding duplication thereof.

Following Employee’s termination of employment by the Company without Cause (other than by reason of Employee’s death or Disability) or by Employee’s resignation for Good Reason, except as set forth in this Section 1.5.3(c) and any stock option award agreements or otherwise required by law, Employee shall have no further rights to any compensation or any other benefits under this Agreement.

1.5.4                        Notice of Termination.  Any purported termination of employment by the Company or by Employee (other than due to Employee’s death) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 4.1 hereof.  For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.

5.                                       Article 4 (Miscellaneous) is amended by adding the following new sections at the end thereof to read as follows:

4.8                                 Tax Matters; Golden Parachute.

(a)                                  Section 4.8(b) shall apply if, and only if the Employee does not receive any payments or benefits under the Severance Agreement; provided, further, in no event shall Section 4.8(b) duplicate any payment or benefit otherwise provided under the Severance Agreement.

(b)                                 Subject to Section 4.8(a), in the event it shall be determined that any payment or benefit to Employee by the Company, any affiliate of the Company, any person who acquires ownership or effective control of the Company or ownership of a substantial portion of the Company assets (within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder) or any affiliate of such Person (the “Change in Control Payments”), is or will be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are collectively referred to as the “Excise Tax”), then  Employee shall be entitled to receive an additional payment (a “280G Reimbursement Payment”) in an amount such that after payment by Employee of all taxes (including any interest or penalties imposed with respect to such taxes), including any income tax, employment tax or Excise Tax, imposed upon the 280G Reimbursement Payment, Employee retains an amount of the 280G Reimbursement Payment equal to the Excise Tax imposed upon the Change in Control Payments. The 280G Reimbursement Payment shall be paid on the thirtieth (30th) day from the date that Employee is deemed to have “excess parachute payments” as defined in Section 280G of the Code. All mathematical determinations, and all determinations as to whether any of the Change in Control Payments are “parachute payments” (within the meaning of Section 280G of the Code), that are required to be made hereunder, including determinations as to whether a 280G Reimbursement Payment is required and the amount of such 280G Reimbursement Payment shall be made by the Company’s accounting firm (the “Accounting Firm”), which shall provide its determination (the “Determination”), together with detailed supporting calculations regarding the amount of any 280G Reimbursement Payment and any other relevant matter, both to the Company and Employee by no later than ten (10) days following the date of employment termination or, if applicable, such earlier time as is requested by the Company or Employee (if Employee reasonably believes that any of the Change in Control Payments may be subject to the Excise Tax). If the Accounting Firm determines that no Excise Tax is payable by Employee, it shall furnish Employee and the Company with an opinion reasonably acceptable to Employee and the Company that no Excise Tax is payable (including the reasons therefor) and that Employee has substantial authority not to report any Excise Tax on his federal income tax return. Any determination by the Accounting Firm shall be binding upon the Company and Employee, absent manifest error. As a result of uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that 280G Reimbursement Payments not made by the Company should have been made (“Underpayment”), or that 280G Reimbursement Payments will have been made by the Company which should not have been made (“Overpayments”). In either such event, the Accounting Firm shall determine the amount of the Underpayment or Overpayment that has occurred. In the case of an Underpayment, the amount of such Underpayment (together with any interest and penalties payable by Employee as a result of such Underpayment) shall be promptly paid by the Company to or for the benefit of Employee. In the case of an Overpayment, Employee shall, at the direction and expense of the Company, take such steps as are reasonably necessary (including the filing of returns and claims for refund), follow reasonable instructions from, and procedures established by, the Company, and otherwise reasonably cooperate with the Company to correct such Overpayment, provided, however, that (i) Employee shall not in any event be obligated to return to the Company an amount greater than the net after-tax portion of the Overpayment that he has retained or has recovered as a refund from the applicable taxing authorities and (ii) if a 280G Reimbursement Payment is determined to be payable, this provision shall be interpreted in a manner consistent with an intent to make Employee whole, on an after-tax basis, from the application of the Excise Tax, it being understood that the correction of an Overpayment may result in Employee repaying to the Company an amount which is less than the Overpayment. The cost of the Accounting Firm in connection with any such Determination shall be paid by the Company.

4.9                                 No Set Off, No Mitigation, No Offset. The Company’s obligation to pay Employee the amounts provided and to make the arrangements provided hereunder shall not be subject to set-off, counterclaim or recoupment of amounts owed by Employee to the Company or its affiliates other than any amounts as may be owed by Employee with respect to the Retention Bonus Amount under the Company’s Annual Bonus Plan. Employee shall not be required to mitigate the amount of any payment provided for pursuant to this Agreement nor shall the amount be reduced on account of any payments received by Employee from any other party.

4.10                           Indemnification. The Company and its successors and/or assigns will indemnify, hold harmless, and defend Employee to the fullest extent permitted by applicable law with respect to any claims that may be brought against Employee arising out of or related to any action taken or not taken in Employee’s capacity as an employee, officer or director of the Company or any of its affiliates, including, without limitation, the advancement of legal fees and expenses, as such fees and expenses are incurred by Employee. In addition, Employee shall be covered, in respect of Employee’s activities as an officer or director of the Company or any of its subsidiaries, by the Company’s (or any of its subsidiaries’) Directors and Officers liability policy or other comparable policies, if any, obtained by the Company’s (or any of its subsidiaries’) successors, to the fullest extent permitted by such policies.

4.11                           Dispute Resolution. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Austin, Texas under the Employment Dispute Resolution Rules of the American Arbitration Association (“AAA”) then currently in effect, as modified herein. Arbitration proceedings shall take place in Austin, Texas, before a single neutral arbitrator who shall be a lawyer. The arbitrator’s award shall be final and judgment may be entered upon such award by a court of competent jurisdiction. This arbitration procedure will be governed by the Federal Arbitration Act as will any actions to compel, enforce or vacate proceedings, awards, orders of the arbitration or settlement under this procedure. Each party shall be responsible for and directly pay its own fees and expenses of counsel and other experts retained in connection with such dispute or controversy, on a current basis as they may be incurred.

In all other respects, the provisions of the Agreement are hereby ratified and confirmed, and they shall continue in full force and effect. The Employee acknowledges and agrees that the changes provided in this Amendment, their implementation and the operation thereof shall not constitute “Good Reason” as defined in the Severance Agreement, or otherwise result in any rights to payments to Employee under such Severance Agreement.

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by its duly authorized officer and the Employee has hereto set his/her hand as of the date and year first above written.

COMPANY:

ENCORE MEDICAL CORPORATION

By:	/s/ Harry L. Zimmerman
Harry L. Zimmerman, Executive Vice President and
General Counsel

EMPLOYEE:

/s/ Paul D. Chapman
PAUL D. CHAPMAN